UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
     ☐ Preliminary Proxy Statement
     ☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
     ☐ Definitive Proxy Statement
     ☐ Definitive Additional Materials
     ☑ Soliciting Material Pursuant to §240.14a-12
WINSTON HOTELS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Winston Hotels, Inc. 2626 Glenwood Avenue • Suite 200 Raleigh, North Carolina 27608 www.winstonhotels.com NYSE: WXH
FOR FURTHER INFORMATION:

WINSTON HOTELS:
Patti L. Bell	Jerry Daly or Carol McCune
Assistant Vice President	(703) 435-6293
Investor Relations & Administration	(jerry@dalygray.com, carol@dalygray.com)
(919) 510-8003
pbell@winstonhotels.com
For Immediate Release
Winston Hotels Reports First Quarter 2007 Results
     RALEIGH, N.C., May 7, 2007—Winston Hotels, Inc. (NYSE: WXH), a real estate investment trust (REIT) and owner of premium limited-service, upscale extended-stay and full-service hotels, today announced results for the three months ended March 31, 2007.
Proposed Merger With an Affiliate of Inland American Real Estate Trust, Inc.
     On April 2, 2007, the company, along with its operating partnership, WINN Limited Partnership, entered into a definitive agreement and plan of merger with Inland American Real Estate Trust, Inc. (Inland American) and its wholly owned subsidiary, Inland American Acquisition (Winston), LLC (IAA), pursuant to which Inland American has agreed to purchase 100 percent of the outstanding shares of common stock and Series B preferred stock of the company. IAA will survive the merger. In the merger, each share of Winston’s common stock will be converted into the right to receive $15.00 in cash. In addition, each share of Winston’s Series B preferred stock will be converted into the right to receive $25.38 per share (or $25.44 per share if the effective time of the merger occurs prior to June 30, 2007) in cash, plus any accrued and unpaid dividends as of the effective time of the merger. Pursuant to the terms of the agreement and plan of merger with Inland American, dividends will not be paid on the common stock.
     The company will hold a special meeting of its common shareholders on Thursday, June 21, 2007 at 10:00 a.m., Eastern time, at the Homewood Suites hotel located at 5400 Edwards Mill Road, Raleigh, N. C., to consider and vote upon the proposed merger. The company’s board of directors has fixed the close of business on May 11, 2007 as the record date for determining the shareholders entitled to notice of and to vote at the special meeting and at any adjournments or postponements thereof.
     The consummation of the merger is anticipated to occur in the third quarter of 2007 and is subject to customary closing conditions including, among other things, the approval of the merger, the merger agreement, and the other transactions contemplated by the merger agreement by the affirmative vote of holders of at least a majority of the company’s outstanding common stock. The closing of the merger is not subject to a financing condition.
     As a result of its pending proposed merger with Inland American, the company will not hold a 2007 first quarter earnings conference call.
2007 First Quarter Financial Results
     Net income available to common shareholders increased to $5.0 million for the 2007 first quarter, or $0.17 per share, compared to net income available to common shareholders of $4.4 million, or $0.17 per share, for the same period in 2006. Net income available to common shareholders for the 2007 first quarter included a loss on sale of a note receivable of $(5.3) million, or $(0.18) per share, and merger-related costs of $(3.0) million, or $(0.10) per share, offset by a net aggregate gain on the sale of two hotels, net of minority interest, of approximately $10.0 million, or $0.34 per share. The loss on sale of the note receivable was incurred in connection with the previously disclosed sale of the company’s $20.3 million “B” note to the Lady Luck Casino in Las Vegas, Nev. for approximately $15.2 million. The merger costs were incurred in connection with the previously disclosed merger agreement with an affiliate of Och-Ziff Real Estate, which was terminated on April 2, 2007, and the proposed merger with Inland American discussed above. For a discussion regarding the gain on sale from the dispositions of the two hotels, see “Hotel Dispositions” below.
     Funds from operations (FFO) available to common shareholders for the 2007 first quarter decreased to $(1.0) million, compared to $5.5 million in the 2006 first quarter, or $(0.03) and $0.20 per share, respectively. FFO available to common shareholders, excluding unusual charges, for the 2007 first quarter increased to $7.6 million, compared to $5.7 million in the 2006 first quarter, or $0.25 and $0.21 per share, respectively. For further detail on FFO available to common shareholders and FFO available to common shareholders, excluding unusual charges, see the definitions under the section “FFO and FFO Available to Common Shareholders” and the reconciliations of net income to both FFO and FFO Available to Common Shareholders found later in this press release. The company had approximately 30.4 million and 27.8 million fully diluted weighted average common shares outstanding, respectively, in the 2007 and 2006 reporting periods.
Same Store Operating Statistics
     First quarter 2007 revenue per available room (RevPAR) rose 10.5 percent for the company’s 43 consolidated hotels that were open throughout the three-month periods ended March 31, 2007 and 2006. The 2007 first quarter same store improvement was led by a 14.2 percent increase in average daily room rate (ADR), offset by a 3.3 percent decrease in occupancy. The increase in ADR contributed to a 220 basis point increase in first quarter 2007 operating margins to 43.9 percent from 41.7 percent in the same period a year earlier.
     The following table details the company’s same store operating statistics for the 43 consolidated hotels that were open throughout each of the three-month periods ended March 31, 2007 and 2006 (includes 40 wholly owned hotels and three hotels—the Chapel Hill, N.C. Courtyard by Marriott, the Ponte Vedra, Fla. Hampton Inn and the Stanley Hotel in Estes Park, Colo.—, that are owned through consolidated joint ventures).
Same Store Operating Statistics (Hotel Room Revenues $ in thousands)

	2007	2006	Change
Hotel Room Revenues	$38,435	$34,798		10.5%
RevPAR	$72.99	$66.07		10.5%
Occupancy	67.9%	70.2%		-3.3%
ADR	$107.44	$94.10		14.2%
Operating Margin	43.9%	41.7%	220	bps
Hotel Development
     During the 2007 first quarter, the company completed construction of and opened a wholly owned 119-room Hilton Garden Inn in Wilmington, N.C. In April 2007, the company purchased a 0.73-acre vacant site in downtown Raleigh, N.C. on which it plans to build a high-rise, mixed-use development that will include a 120-room Hampton Inn and Suites, an 80-room aloft hotel and approximately 5,000 square feet of retail and restaurant space. The high-rise also may include up to 250 residential condominiums. Pending city planning, permitting and other required government approvals, construction is expected to begin in the 2008 first quarter. The company remains on schedule with its previously announced development projects.
Hotel Acquisitions
     In August 2006, the company announced that it had entered into definitive agreements to acquire two hotels under construction in New York City (one each in the Tribeca and Chelsea sections of Manhattan) for a purchase price of $55 million each. Acquisition of each of these hotels is subject to customary closing conditions, and in the case of the Tribeca hotel, subject to the resolution of the company’s dispute with the seller. As previously disclosed, the Tribeca hotel has experienced construction delays and the company is continuing to pursue legal action against the seller. As of the date of this press release, construction on the Tribeca hotel has ceased. As a result, the company does not expect the Tribeca hotel to open prior to the close of the 2007 fiscal year.
     The company has been approved by Hilton Hotels Corporation for a Hilton Garden Inn franchise for both hotels. The Chelsea hotel is expected to open in the third quarter of 2007.
Hotel Dispositions
     The company sold two wholly owned hotels and one joint-venture hotel in the 2007 first quarter, and another wholly owned hotel in April, bringing to four the number of hotel dispositions for the year. The company’s 2007 hotel dispositions include the following wholly owned properties: the 81-room Holiday Inn Express in Abingdon, Va. (February), the 174-room Holiday Inn in Tinton Falls, N.J. (March) and the 129-room Hampton Inn in Brunswick, Ga. (April). The aggregate net proceeds for the three wholly owned dispositions during 2007 totaled approximately $25.7 million, resulting in an aggregate net gain on sale of approximately $12.7 million. In March, one of the company’s unconsolidated joint ventures, in which the company holds a 13.05 percent ownership interest, sold the 158-room Courtyard by Marriott in Shelton, Conn.
Hotel Debt Financing Program
     As previously announced, during the 2007 first quarter the company closed on a $1.2 million “B” note secured by a 104-room Holiday Inn Express under construction in Webster, NY.
     The following loans were repaid in full during the 2007 first quarter: 1) a $2.5 million mezzanine loan, collateralized by a senior participation interest in a loan to Walton Street Capital relating to the Los Angeles, Calif. Airport Renaissance hotel and 2) a $1.1 million mezzanine loan collateralized by the borrower’s ownership interest in the entity that owns the Hilton Garden Inn in

Atlanta, Ga. In April 2007, the two remaining mezzanine loans, totaling $8.5 million in the aggregate, collateralized by senior participation interests in the loans to Walton Street Capital, were repaid in full. In May 2007, the $1.4 million first mortgage loan collateralized by the Comfort Inn in Greenville, S.C., was repaid in full.
     As previously announced, the company closed on the sale of its $20.3 million junior participation interest, or “B” note, in the Lady Luck Hotel and Casino loan to the loan’s senior participant for approximately $15.2 million, resulting in a loss of $5.3 million, including a put fee and accrued, unpaid interest. The sale was entered into in connection with merger agreement negotiations with an affiliate of Och-Ziff Real Estate.
Dividends
     During the 2007 first quarter, the company declared a cash dividend of $0.50 per share of Series B Preferred Stock. Pursuant to the terms of the merger agreement with Inland American, the company is prohibited from paying common dividends.
About the Company
     As of April 30, 2007, Winston Hotels owned or was invested in 50 hotel properties in 18 states, having an aggregate of 6,782 rooms. This included 42 wholly owned properties with an aggregate of 5,748 rooms, a 41.7% ownership interest in a joint venture that owned one hotel with 121 rooms, a 60% ownership interest in a joint venture that owned one hotel with 138 rooms, a 49% ownership interest in a joint venture that owned one hotel with 118 rooms, a 48.78% ownership interest in a joint venture that owned one hotel with 147 rooms, a 13.05% ownership interest in a joint venture that owned three hotels with an aggregate of 387 rooms, and a 0.21% ownership interest in a joint venture that owned one hotel with 123 rooms for which substantially all of the profit or loss generated by the joint venture is allocated to the company. As of March 31, 2007, the company had $29.5 million in loan receivables from owners of several hotels. The company does not hold an ownership interest in any of the hotels for which it has provided debt financing. For more information about Winston Hotels, Inc., visit the company’s web site at www.winstonhotels.com.
Additional Information about the Merger and Where to Find It
     In connection with the proposed merger, the company has filed a preliminary proxy statement with the Securities and Exchange Commission (SEC). INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, INLAND AMERICAN REAL ESTATE TRUST, INC. AND THE PROPOSED MERGER. Investors can obtain the preliminary proxy statement and all other relevant documents filed by the company with the SEC free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by the company by contacting the company’s Investor Relations at (919) 510-8003 or accessing the company’s investor relations web site, www.winstonhotels.com. Investors and security holders are urged to read the preliminary proxy statement and the other relevant materials when they become available, including the definitive proxy statement, before making any voting or investment decision with respect to the merger.
     The company and its executive officers, directors, and employees may be deemed to be participating in the solicitation of proxies from the security holders of the company in connection with the merger. Information about the executive officers and directors of the company and the number of company common shares beneficially owned by such persons is set forth in the company’s Annual Report on Form 10-K for the year ended December 31, 2006, which was filed with the SEC on March 16, 2007, as amended by the company’s Annual Report on Form 10-K/A, which was filed with the SEC on April 30, 2007. Investors and security holders may obtain additional information regarding the direct and indirect interests of the company and its executive officers, directors and employees in the merger by reading the proxy statement regarding the merger when it becomes available.
Cautionary Note Regarding Forward Looking Statements
Certain statements in this release that are not historical fact may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (ii) the outcome of any legal proceedings that have been or may be instituted by or against the company; (iii) the inability to complete the merger due to the failure to obtain shareholder approval or the failure to satisfy other conditions to completion of the merger; (iv) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; (v) the ability to recognize the benefits of the merger; and (vi) the amount of the costs, fees, expenses and charges related to the merger. Although the company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. For a further discussion of these and other factors that could impact the company’s future results, performance, achievements or transactions, see the documents filed by the company from time to time with the SEC, and in particular the section titled, “Item 1A, Risk Factors” in our Annual Report on Form 10-K, as amended, for the year ended December 31, 2006 filed on March 16, 2007. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
Notes About Non-GAAP Financial Measures
This press release includes certain non- generally accepted accounting principles, or GAAP financial measures as defined under SEC rules. As required by SEC rules, the company has provided reconciliation in this press release of each non-GAAP financial measure to its most directly comparable GAAP measure. We believe that these non-GAAP measures, when combined with the company’s primary GAAP presentations required by the SEC, help improve our equity holders’ ability to understand our operating performance and make it easier to compare the results of our company with other hotel REITs. A description of each is provided below.
FFO and FFO Available to Common Shareholders
The company reports FFO in accordance with the definition of the National Association of Real Estate Investment Trusts (NAREIT). NAREIT defines FFO as net income (loss) (determined in accordance with GAAP), excluding gains (losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures (which are calculated to reflect FFO on the same basis). The company further subtracts preferred stock dividends from FFO to calculate FFO available to common shareholders. FFO available to common shareholders is a performance measure used by the company in its budgeting and forecasting models, it is discussed during Board meetings, and is considered when making decisions regarding acquisitions, sales of properties and other investments, and is a metric in determining executive compensation. The calculation of FFO and FFO available to common shareholders may vary from entity to entity, and as such the presentation of FFO and FFO available to common shareholders by the company may not be comparable to other similarly titled measures of other reporting companies. FFO and FFO available to common shareholders are not intended to represent cash flows for the period. FFO and FFO available to common shareholders have not been presented as an alternative to net income, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.
FFO is a supplemental industry-wide measure of REIT operating performance, the definition of which was first proposed by NAREIT in 1991 (and clarified in 1995, 1999 and 2002) in response to perceived drawbacks associated with the presentation of net income under GAAP as applied to REITs. Since the introduction of the definition by NAREIT, the term has come to be widely used by REITs. Historical GAAP cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most industry investors have considered presentations of operating results for real estate companies that use historical GAAP cost accounting to be insufficient by themselves. Accordingly, the company believes FFO and FFO available to common shareholders (combined with the company’s primary GAAP presentations required by the SEC) improve our investors’ ability to understand the company’s operating performance.
The company also provides FFO Available to Common Shareholders excluding unusual charges. The company describes this measure as FFO Available to Common Shareholders, excluding unusual charges in the attached reconciliation schedules. The following describes the unusual charges the company incurred during 2006 and 2007 that are added back to FFO:
•	On February 21, 2007, the company entered into a definitive agreement pursuant to which the company agreed, subject to the approval of the company’s common stockholders and other closing conditions, to merge with and into an affiliate of Och-Ziff Real Estate and Norge Churchill, Inc. On March 8, 2007, the company received an unsolicited offer from Inland American, subsequently confirmed in a letter from Inland American dated March 27, 2007. On April 2, 2007, the company entered into an agreement and plan of merger with Inland American and IAA. The company has incurred merger related costs of $3.0 million during the three months ended March 31, 2007.

•	In February 2007, the company closed on the sale of its junior participation interest in the Lady Luck loan to the loan’s senior participant for approximately $15.2 million, resulting in a loss of $5.3 million, including a put fee and accrued, unpaid interest.

•	In October 2004, the company entered into a $50.0 million master repurchase agreement with Marathon Structured Finance Fund, L.P. In February 2007, the Company terminated this master repurchase agreement. Write-off of related deferred expenses of $0.3 million is included in extinguishment of debt in the Consolidated Statements of Operations.

•	One of the company’s taxable REIT subsidiaries provided development services to one of the company’s consolidated joint ventures and recorded development fee income. This income is taxable and therefore income tax expense related to the development fees, totaling $0.3 million for 2006 is included in the Consolidated Statements of Operations. Since the joint venture’s income is consolidated into the company’s financial statements, the development fee income is eliminated in consolidation.
The above adjustments are not in accordance with the NAREIT definition of FFO and are not comparable to similar adjusted FFO measures reported by other REITs. The company presents these adjustments to FFO because it believes that the resulting measure provides investors a useful indicator of the operating performance of the Company’s hotels and other investments during the three months ended March 31, 2007 as compared to prior periods by adjusting for the effects of certain unusual or non-cash items arising during the periods. FFO available to common shareholders, excluding unusual charges, is not intended to represent cash flows for the period, is not presented as an alternative to net income, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. In addition to being used by management in the annual budget process, the compensation committee of the board of directors of the company will consider these adjustments in its criteria for performance-based executive compensation.
Operating Margin
Gross operating profit margin, which is referred to herein as “operating margin,” is defined as hotel revenues minus hotel operating costs before property taxes, insurance and management fees, divided by hotel revenues.
RevPAR
RevPAR is an acronym for Revenue Per Available Room, which is determined by multiplying average daily rate by occupancy percentage for any given period. RevPAR does not include food and beverage or other ancillary revenues, such as parking, telephone, or other guest services generated by the property. Similar to the reporting periods for the company’s statement of operations, hotel operating statistics (i.e., RevPAR, average daily rate and average occupancy) are always reported on a quarter to date and/or year to date basis.
EBITDA, excluding unusual charges
EBITDA is an acronym for Earnings before Interest, Taxes, Depreciation, and Amortization, which is defined as GAAP net income (loss) adjusted for interest expense, taxes, depreciation and amortization. EBITDA is helpful to investors and management as a measure of the performance of the company because it provides an indication of the operating performance of the properties within the portfolio and is not impacted by the capital structure of the REIT. EBITDA does not represent cash generated from operating activities as determined by GAAP and should not be considered as an alternative to GAAP net income as an indication of our financial performance or to cash flow from operating activities as determined by GAAP as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions. EBITDA may include funds that may not be available for the company’s discretionary use due to functional requirements to conserve funds for capital expenditures and property acquisitions, and other commitments and uncertainties.
The company provides EBITDA, excluding unusual charges in the attached reconciliation schedule. EBITDA, excluding unusual charges, excludes all operating results from discontinued operations, minority interest, loss on sale of note receivable and merger related costs because the company believes that exclusion of such items in EBITDA better reflects the ongoing operating performance of the company’s remaining assets.
The company presents these adjustments to EBITDA because it believes that the resulting measure provides investors a more useful indicator of the operating performance of the Company’s hotels and other investments during the three months ended March 31, 2007 as compared to prior periods, by adjusting for the effects of certain unusual items arising during the periods. EBITDA, excluding unusual charges, is not intended to represent cash flows for the period, is not presented as an alternative to net income, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

WINSTON HOTELS, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	March 31, 2007	December 31, 2006

ASSETS
Land	$59,597	$59,803
Buildings and improvements	427,651	430,968
Furniture and equipment	66,883	66,745

Operating properties	554,131	557,516
Less accumulated depreciation	139,835	140,826

	414,296	416,690
Properties under development and land for development	5,192	11,748

Net investment in hotel properties	419,488	428,438

Assets held for sale	11,834	10,327
Corporate furniture, fixtures and equipment, net	520	551
Cash	43,363	7,822
Accounts receivable, net	3,149	2,723
Notes receivable	29,530	52,146
Investment in joint ventures	3,927	4,210
Deferred expenses, net	8,792	9,490
Prepaid expenses and other assets	16,188	14,135
Deferred tax asset	10,506	10,367

Total assets	$547,297	$540,209

LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS’ EQUITY

Lines of credit	$5,250	$7,850
Mortgage loans	240,707	231,694
Accounts payable and accrued expenses	18,889	21,479
Distributions payable	1,840	6,413

Total liabilities	266,686	267,436

Minority interest	15,592	13,804

Shareholders’ equity:
Preferred stock, Series B, $.01 par value, 5,000 shares authorized, 3,680 shares issued and outstanding (liquidation preference of $93,840)	37	37
Common stock, $.01 par value, 50,000 shares authorized, 29,415 and 29,191 shares issued and outstanding at March 31, 2007 and December 31, 2006, respectively	294	292
Additional paid-in capital	352,312	351,274
Distributions in excess of earnings	(87,624)	(92,634)

Total shareholders’ equity	265,019	258,969

Total liabilities, minority interest and shareholders’ equity	$547,297	$540,209

WINSTON HOTELS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

Three Months Ended March 31,	2007	2006

Operating revenue:
Rooms	$39,613	$33,268
Food and beverage	2,448	1,993
Other operating departments	1,257	1,082
Joint venture fee income	68	52

Total operating revenue	43,386	36,395

Hotel operating expenses:
Rooms	7,903	6,934
Food and beverage	1,920	1,696
Other operating departments	948	819
Undistributed operating expenses:
Property operating expenses	9,100	7,597
Real estate taxes and property and casualty insurance	2,112	1,716
Franchise costs	2,756	2,251
Maintenance and repair	2,139	1,882
Management fees	1,528	1,293
General and administrative	6,328	3,028
Depreciation	5,591	4,691
Amortization	546	489

Total operating expenses	40,871	32,396

Operating income	2,515	3,999

Extinguishment of debt	(272)	—
Loss on sale of note receivable	(5,322)	—
Interest and other income	1,720	1,386
Interest expense	(3,896)	(4,412)

Income (loss) before allocation to minority interest in Partnership, allocation to minority interest in consolidated joint ventures, income taxes, and equity in income of unconsolidated joint ventures	(5,255)	973
Loss allocation to minority interest in Partnership	237	34
Loss allocation to minority interest in consolidated joint ventures	213	134
Income tax expense	(11)	(27)
Equity in income of unconsolidated joint ventures	1,304	22

Income (loss) from continuing operations	(3,512)	1,136
Discontinued operations:
Income from discontinued operations	366	895
Gain on sale of discontinued operations	9,996	4,249

Net income	6,850	6,280
Preferred stock distribution	(1,840)	(1,840)

Net income available to common shareholders	$5,010	$4,440

Basic weighted average number of common shares outstanding	28,974	26,418

Diluted weighted average number of common shares outstanding	28,974	26,418

Income (loss) per common share basic and diluted:
Loss from continuing operations	$(0.18)	$(0.03)
Income from discontinued operations	0.35	0.20

Net income available to common shareholders	$0.17	$0.17

Per share dividends to common shareholders	$—	$0.15

WINSTON HOTELS, INC.
RECONCILIATION OF NET INCOME TO FFO,
FFO AVAILABLE TO COMMON SHAREHOLDERS AND
FFO AVAILABLE TO COMMON SHAREHOLDERS, EXCLUDING UNUSUAL CHARGES
($ in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2007	2006

Net income	$6,850	$6,280
Gain on sale of discontinued operations	(10,438)	(4,456)
(Gain) loss on sale of unconsolidated joint venture hotel	(1,318)	1
Minority interest in Partnership allocation of loss	(237)	(34)
Minority interest in Partnership allocation of gain on sale of discontinued operations	442	206
Minority interest in Partnership allocation of income from discontinued operations	16	43
Depreciation	5,016	4,304
Depreciation from discontinued operations	183	714
Depreciation from joint ventures	349	258

FFO	863	7,316

Preferred stock dividend	(1,840)	(1,840)

FFO available to common shareholders	(977)	5,476

Unusual Charges:
Loss on sale of note receivable	5,322	—
Merger related costs	3,014	—
Write off of unamortized debt costs	272	—
Tax on joint venture development fees	—	261

FFO available to common shareholders, excluding unusual charges	$7,631	$5,737

Weighted average common shares outstanding assuming dilution	30,400	27,752

FFO available to common shareholders per share	$(0.03)	$0.20

FFO available to common shareholders per share, excluding unusual charges	$0.25	$0.21

Common dividend per share	$—	$0.15

WINSTON HOTELS, INC.
RECONCILIATION OF NET INCOME
TO EBITDA AND EBITDA, EXCLUDING UNUSUAL CHARGES
($ in thousands)

	Three Months Ended
	March 31,
	2007	2006

Net income	$6,850	$6,280
Add back:
Interest expense	3,300	3,957
Interest expense from joint ventures	370	309
Depreciation	5,016	4,304
Depreciation from discontinued operations	183	714
Depreciation from joint ventures	349	258
Amortization expense	508	453
Amortization from discontinued operations	3	9
Amortization expense from joint ventures	41	27
Expense from income tax	(125)	(183)

EBITDA	$16,495	$16,128

Usual Charges:
Minority interest in Partnership allocation of income	$(237)	$(34)
Depreciation from discontinued operations	(183)	(714)
Amortization from discontinued operations	(3)	(9)
Income from discontinued operations, net of minority interest	(366)	(895)
Gain on sale, net of minority interest	(9,996)	(4,249)
Merger related costs	3,014	—
Loss on sale of note receivable	5,322	—

EBITDA, excluding unusual charges	$14,046	$10,227

Winston Hotels, Inc.
Same-Store Revenue Per Available Room Statistics
Three Months Ended March 31, 2007 and 2006

Total for 43 Hotels	Three Months Ended March 31,
	2007	2006	% CH
Combined Brands
Comfort Inn/Suites & Quality Suites	$50.39	$50.14	0.5%
Courtyard, Fairfield Inn, Residence Inn	$78.08	$70.63	10.6%
Hampton Inn/Suites	$74.15	$66.53	11.5%
Hilton Garden Inn	$82.29	$74.15	11.0%
Holiday Inn Express/Select	$83.19	$70.15	18.6%
Homewood Suites	$84.61	$77.04	9.8%

Region
South Atlantic	$71.20	$64.63	10.2%
East North Central	$72.32	$71.26	1.5%
West South Central	$68.86	$60.53	13.8%
Mountain	$82.74	$70.78	16.9%
New England	$70.75	$65.11	8.7%
Middle Atlantic	$85.91	$77.55	10.8%

Segment
Upscale	$81.63	$72.85	12.1%
Mid-scale w/ F&B	$65.95	$63.73	3.5%
Mid-scale w/o F&B	$64.23	$57.67	11.4%

Service
Limited-service	$66.18	$59.90	10.5%
Full-service	$77.33	$68.76	12.5%
Extended-stay	$77.31	$71.65	7.9%

Total	$72.99	$66.07	10.5%
The above presentation includes 40 of the company’s 43 wholly owned hotels as of March 31, 2007, as well as three joint venture hotels the company held an ownership interest in throughout the periods presented. These joint venture hotels include the Chapel Hill, N.C. Courtyard by Marriott, the Ponte Vedra, Fla. Hampton Inn and the Stanley Hotel in Estes Park, Colo.
The above presentation excludes the Courtyard by Marriott in Kansas City, Mo. which opened in April 2006 and the Courtyard by Marriott in St Charles, Ill. which was acquired in September 2006 . The above presentation also excludes the Hilton Garden Inn in Akron, Ohio and the Homewood Suites in Princeton, N.J., both of which opened in November 2006. The above presentation also excludes the Hilton Garden Inn in Wilmington, N.C. which opened in March 2007. These properties were not open throughout each of the periods presented and therefore are excluded from the table above.

Winston Hotels, Inc.
Same-Store Average Daily Rate Statistics
Three Months Ended March 31, 2007 and 2006

	Three Months Ended March 31,
Total for 43 Hotels	2007	2006	% CH
Combined Brands
Comfort Inn/Suites & Quality Suites	$77.88	$68.83	13.1%
Courtyard, Fairfield Inn, Residence Inn	$115.22	$104.44	10.3%
Hampton Inn/Suites	$105.30	$94.55	11.4%
Hilton Garden Inn	$126.24	$108.11	16.8%
Holiday Inn Express/Select	$121.51	$105.66	15.0%
Homewood Suites	$111.14	$97.65	13.8%

Region
South Atlantic	$101.65	$89.52	13.6%
East North Central	$110.08	$109.46	0.6%
West South Central	$105.27	$87.04	20.9%
Mountain	$122.17	$104.42	17.0%
New England	$121.62	$98.68	23.2%
Middle Atlantic	$138.33	$119.31	15.9%

Segment
Upscale	$120.14	$104.72	14.7%
Mid-scale w/ F&B	$100.03	$86.07	16.2%
Mid-scale w/o F&B	$93.24	$83.27	12.0%

Service
Limited-service	$97.16	$86.56	12.2%
Full-service	$118.86	$104.26	14.0%
Extended-stay	$108.11	$92.60	16.7%

Total	$107.44	$94.10	14.2%
The above presentation includes 40 of the company’s 43 wholly owned hotels as of March 31, 2007, as well as three joint venture hotels the company held an ownership interest in throughout the periods presented. These joint venture hotels include the Chapel Hill, N.C. Courtyard by Marriott, the Ponte Vedra, Fla. Hampton Inn and the Stanley Hotel in Estes Park, Colo.
The above presentation excludes the Courtyard by Marriott in Kansas City, Mo. which opened in April 2006 and the Courtyard by Marriott in St Charles, Ill. which was acquired in September 2006 . The above presentation also excludes the Hilton Garden Inn in Akron, Ohio and the Homewood Suites in Princeton, N.J., both of which opened in November 2006. The above presentation also excludes the Hilton Garden Inn in Wilmington, N.C. which opened in March 2007. These properties were not open throughout each of the periods presented and therefore are excluded from the table above.

Winston Hotels, Inc.
Same-Store Occupancy Statistics
Three Months Ended March 31, 2007 and 2006

	Three Months Ended March 31,
Total for 43 Hotels	2007	2006	% CH
Combined Brands
Comfort Inn/Suites & Quality Suites	64.7%	72.8%	-11.1%
Courtyard, Fairfield Inn, Residence Inn	67.8%	67.6%	0.3%
Hampton Inn/Suites	70.4%	70.4%	0.0%
Hilton Garden Inn	65.2%	68.6%	-5.0%
Holiday Inn Express/Select	68.5%	66.4%	3.2%
Homewood Suites	76.1%	78.9%	-3.5%

Region
South Atlantic	70.1%	72.2%	-2.9%
East North Central	65.7%	65.1%	0.9%
West South Central	65.4%	69.5%	-5.9%
Mountain	67.7%	67.8%	-0.1%
New England	58.2%	66.0%	-11.8%
Middle Atlantic	62.1%	65.0%	-4.5%

Segment
Upscale	67.9%	69.6%	-2.4%
Mid-scale w/ F&B	65.9%	74.0%	-10.9%
Mid-scale w/o F&B	68.9%	69.3%	-0.6%

Service
Limited-service	68.1%	69.2%	-1.6%
Full-service	65.1%	66.0%	-1.4%
Extended-stay	71.5%	77.4%	-7.6%

Total	67.9%	70.2%	-3.3%
The above presentation includes 40 of the company’s 43 wholly owned hotels as of March 31, 2007, as well as three joint venture hotels the company held an ownership interest in throughout the periods presented. These joint venture hotels include the Chapel Hill, N.C. Courtyard by Marriott, the Ponte Vedra, Fla. Hampton Inn and the Stanley Hotel in Estes Park, Colo.
The above presentation excludes the Courtyard by Marriott in Kansas City, Mo. which opened in April 2006 and the Courtyard by Marriott in St Charles, Ill. which was acquired in September 2006 . The above presentation also excludes the Hilton Garden Inn in Akron, Ohio and the Homewood Suites in Princeton, N.J., both of which opened in November 2006. The above presentation also excludes the Hilton Garden Inn in Wilmington, N.C. which opened in March 2007. These properties were not open throughout each of the periods presented and therefore are excluded from the table above.